FOR RELEASE AUGUST 14, 2003

Contact: Lawrence Pemble

Robert Goodwin

Chindex International, Inc.
    215-7777

CHINDEX INTERNATIONAL, INC.

ANNOUNCES RESULTS FOR QUARTER ENDED JUNE 30, 2003

Three Month Results Negatively Impacted by SARS

Significant Opportunities in Post-SARS Environment

BETHESDA, MARYLAND, August 14, 2003 Chindex International, Inc. (NASDAQ: CHDX), the leading independent American company providing Western healthcare products and medical services in the People's Republic of China, today announced results for the first quarter ended June 30, 2003. Although revenue increased during the period, the Company's operating results reflect the significant negative impact of the SARS epidemic which engulfed the China marketplace for the period from April to June of this year. The Company noted that the SARS epidemic has been brought under control as of July and business operations have returned to normal.

Revenue for the quarter ended June 30, 2003 was $20.4 million with a net loss of $1,338,000 or a loss per share of $0.72, after giving retroactive effect to the stock split announced on August 6, 2003 and having a record date of August 18, 2003. This compares to revenue of $15.0 million with a net loss of $411,000 or a loss per share of $0.24 for same period in 2002, after giving retroactive effect to the stock split.

Roberta Lipson, President and CEO of Chindex commented from Beijing:

"During this quarter, the SARS epidemic delayed significant revenue shipments by our Capital Medical Equipment (CME) and Healthcare Products Distribution (HPD) divisions. Results of our Healthcare Services (HCS) division were impacted even more significantly as many expatriates left the country during the epidemic or deferred regular hospital visits. While revenues increased substantially, we had budgeted for even larger revenue increases and incurred expenses in line with our internal growth projections. We believe that, as the SARS epidemic has now been brought under control, we have returned to normal business operations and do not anticipate the negative impact to carry beyond the quarter ended June 30th. We expect to recover the delayed sales in our CME and HPD divisions in subsequent periods and patient volumes at our hospital facilities in Beijing are returning to anticipated levels. The development work at our new hospital in Shanghai was also delayed during the SARS period and we now expect an opening of that facility on or about year end 2003. As we have consistently disclosed in the past, our business operates on an annualized basis. Consequently, we have had period to period fluctuations in our results over many years.

"In the longer term, we believe the SARS experience will in fact provide significant opportunities for Chindex as a healthcare company in China. We believe that, as a result of SARS, the Chinese population in general has become much more aware of issues related to the quality of the medical care they receive. As the premier supplier of high quality healthcare products and services to the Chinese market, each of our operating divisions stands to benefit from this increased awareness. The Chinese government has also responded with very substantial programs for large scale investment to upgrade the Chinese healthcare system, most notably in areas related to infection control, which is an area in which the Chindex CME and HPD divisions have been active for many years," Lipson concluded.

On August 6, 2003 the company announced that its Board of Directors unanimously approved a two-for-one split of the Company's Common Stock, including its Class B Common Stock. Stockholders of record as of the close of business on August 18, 2003 will receive one additional share of Common Stock for each share owned on that date in the form of a stock dividend. The financial results announced in this press release and the Company's 10-Q filing for the quarterly period ended June 30, 2003 have given affect to this stock split retroactively.

Chindex is a leading American company in healthcare in the Greater Chinese marketplace including Hong Kong. It provides representative and distribution services to a number of major multinational companies including Siemens AG (diagnostic color ultrasound scanners under the Acuson and Siemens brand names), Becton-Dickinson (including vascular access, infusion and critical care systems), Johnson & Johnson (clinical chemistry analyzers), and Guidant (interventional cardiology products including stents, balloon catheters and guide wires). Its distribution channels to the retail pharmacy industry in China have been developed through a relationship with a major multinational cosmetics manufacturer. It also provides healthcare services through the operations of its private hospital corporation in China. With twenty-two years of experience, over 600 employees, and operations in the United States, China and Hong Kong, the Company's strategy is to expand its cross-cultural reach by providing leading edge technologies, quality products and services to Greater China's professional communities. Further company information may be found at the Company's websites, www.chindex.com and www.unitedfamilyhospitals.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to the Company's (i) performance goals, including successful conclusion of efforts to secure government-backed financing, (ii) future events and earnings, including revenues from the Company's developmental businesses such as healthcare services, (iii) markets, including growth in demand in China for the Company's products and services, (iv) proposed new operations, including expansion of its healthcare services business, (v) the impact of the SARS epidemic, including the recovery of delayed or reduced sales; and (vi) the timing of the opening of new hospital facilities. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Financial Summary Attached

CHINDEX INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30
	2003	2002

Total sales and service revenue	$20,373,000	$14,968,000

Cost and Expenses
Cost of goods and services sold	14,703,000	9,995,000
Salaries and payroll taxes	4,344,000	3,455,000
Travel and entertainment	578,000	540,000

Other	2,484,000	1,575,000
Loss from operations	(1,726,000)	(597,000)
Minority interest	-0-	(23,000)
Other (expenses) and income
Interest expense	(56,000)	(7,000)
Interest income	15,000	12,000
Miscellaneous income - net	41,000	3,000
Loss before income taxes	(1,726,000)	(612,000)
Benefit from income taxes	388,000	201,000
Net loss	$(1,338,000)	$ (411,000)
Net loss per common share-basic and diluted	$(0.72)	$ (0.24)
Weighted average shares outstanding-basic and diluted	1,854,149	1,719,722

Share information retroactively adjusted to give effect to the stock split, in the form of a stock dividend, announced by the Company on August 6, 2003 and having a record date of August 18, 2003.